EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
MONDAY, FEBRUARY 1, 2010

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FOURTH QUARTER 2009 RESULTS

	Fourth Quarter			Twelve Months
	2009	2008	%	2009	2008	%
Earnings Excluding Special Items
$ Millions	6,050	7,820	-23	19,420	44,060	-56
$ Per Common Share
Assuming Dilution [1]	1.27	1.54	-18	4.01	8.44	-52

Special Items
$ Millions	0	0		(140)	1,160

Earnings [1]
$ Millions	6,050	7,820	-23	19,280	45,220	-57
$ Per Common Share
Assuming Dilution [1]	1.27	1.54	-18	3.98	8.66	-54

Capital and Exploration
Expenditures - $ Millions	8,263	6,829	21	27,092	26,143	4

[1] See page 8 for a discussion of accounting guidance adopted effective January 1, 2009.

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“Despite continuing difficult global economic conditions, ExxonMobil delivered strong business results and built on our long-term focus. Our full year 2009 earnings excluding special items were $19,420 million despite significantly lower commodity prices and weak product margins.

Our financial strength provided us with the foundation to continue investing in new energy supplies to help meet global energy demand and to fuel economic growth. Capital and exploration spending was $27.1 billion in 2009, another record year, and in line with our longer term plan.

Underscoring our commitment to creating sustainable, long-term value, ExxonMobil and XTO Energy announced a $41 billion agreement in the fourth quarter 2009 that will enhance ExxonMobil’s position in the development of unconventional resources. ExxonMobil and XTO resources will combine to provide numerous opportunities to supply new affordable and reliable energy resources on a global basis.

In addition to our robust investment program, we distributed a total of $26 billion to shareholders in 2009 through dividends and share purchases to reduce shares outstanding. This reflects a 7% increase in annual per share dividends and an overall reduction in shares outstanding of 5% and reaffirms our commitment to creating value for shareholders.

ExxonMobil’s fourth quarter earnings excluding special items were $6,050 million, a decrease of 23% from the fourth quarter of 2008. Lower refining and fuels margins and lower natural gas realizations were partly offset by higher crude oil realizations.”

FOURTH QUARTER HIGHLIGHTS

•

Earnings were $6,050 million, a decrease of 23% or $1,770 million from the fourth quarter of 2008.

•

Earnings per share were $1.27, a decrease of 18%.

•

Capital and exploration expenditures were $8.3 billion, up 21% from the fourth quarter of 2008.

•

Oil-equivalent production increased nearly 2% from the fourth quarter of 2008. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up over 3%.

•

Cash flow from operations and asset sales was $8.9 billion, including asset sales of $0.3 billion.

•

Share purchases to reduce shares outstanding were $2.0 billion.

•

Exxon Mobil Corporation and XTO Energy Inc. announced an all-stock transaction valued at $41 billion. The agreement, subject to regulatory clearance and XTO shareholder approval, will enhance ExxonMobil’s position in the development of unconventional natural gas and oil resources and enhance our ability to create sustainable, long-term value. XTO has a diverse resource base equivalent to 45 trillion cubic feet of gas which includes shale gas, tight gas, coal bed methane and shale oil and possesses extensive unconventional technical capabilities and operating expertise.

•

Project participants agreed to proceed with development of the Papua New Guinea (PNG) liquefied natural gas (LNG) project. The PNG LNG project will include gas production and processing facilities, onshore and offshore pipelines, and liquefaction facilities with capacity of 6.6 million tons per year.

•

Exxon Mobil Corporation and Qatar Petroleum agreed to develop a world-scale petrochemical complex in Ras Laffan Industrial City, Qatar. The complex will include a 1.6 million ton-per-year steam cracker, two 650 thousand ton-per-year polyethylene plants, and a 700 thousand ton-per-year ethylene glycol facility. The plant is expected to start up in late 2015.

Fourth Quarter 2009 vs. Fourth Quarter 2008

Upstream earnings were $5,780 million, up $146 million from the fourth quarter of 2008. Higher crude oil realizations increased earnings $1.8 billion while lower gas realizations reduced earnings by $1.2 billion. Lower gains from asset sales decreased earnings by $600 million.

On an oil-equivalent basis, production increased nearly 2% from the fourth quarter of 2008. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up over 3%.

Liquids production totaled 2,393 kbd (thousands of barrels per day), down 79 kbd from the fourth quarter of 2008. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was essentially flat, as increased production from projects in Qatar was offset by field decline.

Fourth quarter natural gas production was 10,717 mcfd (millions of cubic feet per day), up 868 mcfd from 2008. Project ramp-up in Qatar was partly offset by decline in Europe.

Earnings from U.S. Upstream operations were $1,011 million, $312 million higher than the fourth quarter of 2008. Non-U.S. Upstream earnings were $4,769 million, down $166 million.

Downstream earnings were a loss of $189 million, down $2,603 million. Lower margins drove the majority of the decline, reducing earnings $2.2 billion. Fewer gains from asset sales also contributed to the decrease. Petroleum product sales of 6,489 kbd were 272 kbd lower than last year's fourth quarter, mainly reflecting asset divestments and lower demand.

The U.S. Downstream recorded a loss of $287 million, down $267 million from the fourth quarter of 2008. Non-U.S. Downstream earnings of $98 million were $2,336 million lower.

Chemical earnings of $716 million were $561 million higher than the fourth quarter of 2008.  Stronger margins improved earnings by $190 million while higher sales volumes increased earnings $190 million. All other items, primarily lower hurricane costs, increased earnings by $180 million. Fourth quarter prime product sales of 6,675 kt (thousands of metric tons) were 1,049 kt higher than the prior year primarily due to improved demand and the absence of last year’s hurricane impacts.

Corporate and financing expenses were $257 million, down $126 million from fourth quarter 2008, mainly due to favorable tax items.

During the fourth quarter of 2009, Exxon Mobil Corporation purchased 33 million shares of its common stock for the treasury at a gross cost of $2.4 billion. These purchases included $2.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 4,747 million at the end of the third quarter to 4,727 million at the end of the fourth quarter. First quarter 2010 share purchases are continuing at a pace consistent with fourth quarter 2009 share reduction spending of $2.0 billion. However, total purchases for the quarter may be less due to trading restrictions during the proxy solicitation period for the XTO merger. Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Full Year 2009 vs. Full Year 2008

Earnings of $19,280 million ($3.98 per share) decreased $25,940 million from 2008.  Earnings for 2009 included an after-tax special charge of $140 million related to the Valdez litigation. Earnings for 2008 included an after-tax special gain of $1,620 million from the sale of a natural gas transportation business in Germany and after-tax special charges of $460 million related to the Valdez litigation. Excluding these special items, 2009 earnings decreased by $24,640 million.

FULL YEAR HIGHLIGHTS

•

Earnings excluding special items were $19,420 million, down 56%.

•

Earnings per share excluding special items decreased 52% to $4.01, reflecting lower earnings and the continued reduction in the number of shares outstanding.

•

Earnings were down 57% from 2008. Earnings for 2009 included a special charge of $140 million for interest related to the Valdez punitive damages award. Earnings for 2008 included a special gain of $1,620 million from the sale of a natural gas transportation business in Germany and special charges of $460 million related to the Valdez punitive damages award.

•

On an oil-equivalent basis, production increased 11 koebd (thousand of oil equivalent barrels per day) from last year. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up about 2%.

•

Cash flow from operations and asset sales was $29.9 billion, including $1.4 billion from asset sales.

•

The Corporation distributed a total of $26.0 billion to shareholders in 2009 through dividends and share purchases to reduce shares outstanding. This reflects a 7% increase in annual per share dividends and an overall reduction in shares outstanding of 5% versus 2008.

•

Capital and exploration expenditures were $27.1 billion, up 4% versus 2008.

Upstream earnings, excluding special items, were $17,107 million, down $16,675 million from 2008. Lower crude oil and natural gas realizations decreased earnings $15.2 billion while higher operating costs reduced earnings by $1.4 billion.

On an oil-equivalent basis, production increased by 11 koebd compared to 2008. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up about 2%.

Liquids production of 2,387 kbd declined less than 1% from last year.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up nearly 2%, as the ramp-up of project volumes in the U.S., Qatar and West Africa was partly offset by field decline.

Natural gas production of 9,273 mcfd increased 178 mcfd, or 2%, from 2008. Higher volumes from Qatar were partly offset by field decline.

Earnings from U.S. Upstream operations for 2009 were $2,893 million, a decrease of $3,350 million.  Earnings outside the U.S. excluding special items were $14,214 million, down $13,325 million.

Downstream earnings of $1,781 million were $6,370 million lower than 2008.  Weaker margins decreased earnings $5.1 billion. Lower asset divestment activity reduced earnings about $1.0 billion. Petroleum product sales of 6,428 kbd decreased from 6,761 kbd in 2008, mainly reflecting asset divestments and lower demand.

U.S. Downstream earnings were a loss of $153 million, down $1,802 million. Non-U.S. Downstream earnings were $1,934 million, $4,568 million lower than last year.

Chemical earnings of $2,309 million decreased $648 million from 2008. Weaker margins reduced earnings by $340 million while lower volumes reduced earnings $190 million. Prime product sales of 24,825 kt were down 157 kt from 2008.

Corporate and financing expenses excluding special items were $1,777 million, up $947 million, mainly due to lower interest income.

In 2009, Exxon Mobil Corporation purchased 277 million shares of its common stock for the treasury at a gross cost of $19.7 billion. These purchases included $18.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company’s benefit plans and programs. Shares outstanding were reduced from 4,976 million at the end of 2008 to 4,727 million at the end of 2009, a decrease of 5.0%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on February 1, 2010.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including benefits resulting from the XTO transaction; project plans, costs, timing, and capacities; capital and exploration expenditures; and share purchase levels, could differ materially due to factors including: the timing and conditions of regulatory clearance for the XTO merger; our ability to integrate the businesses of XTO and ExxonMobil effectively after closing; changes in long-term oil or gas prices or other market or economic conditions affecting the oil and gas industry; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “investors” section of our website and in Item 1A of ExxonMobil's 2008 Form 10-K. We assume no duty to update these statements as of any future date. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “investors” section of our website at exxonmobil.com.

Accounting guidance adopted in first quarter 2009

Effective January 1, 2009, ExxonMobil adopted the authoritative guidance on consolidation as it relates to noncontrolling interests.  The guidance changed the accounting and reporting for minority interests, which were recharacterized as noncontrolling interests and classified as a component of equity.  The guidance required retrospective adoption of the presentation and disclosure requirements for existing minority interests.  All other requirements will be applied prospectively.  The adoption of the accounting guidance did not have a material impact on the Corporation’s financial statements.

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Effective January 1, 2009, ExxonMobil adopted the authoritative guidance for earnings per share as it relates to determining whether instruments granted in share-based payment transactions are participating securities.  The guidance required that all unvested share-based payment awards that contain nonforfeitable rights to dividends should be included in the basic Earnings Per Share (EPS) calculation.  Prior-year EPS numbers have been adjusted retrospectively on a consistent basis with 2009 reporting.  This guidance did not affect the consolidated financial position or results of operations.

Attachment I

EXXON MOBIL CORPORATION
FOURTH QUARTER 2009
(millions of dollars, unless noted)
	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
Earnings / Earnings Per Share [1]

Total revenues and other income	89,841	84,696	310,586	477,359
Total costs and other deductions	79,635	70,897	275,809	393,962
Income before income taxes	10,206	13,799	34,777	83,397
Income taxes	4,067	5,375	15,119	36,530
Net income including noncontrolling interests	6,139	8,424	19,658	46,867
Net income attributable to noncontrolling interests	89	604	378	1,647
Net income attributable to ExxonMobil (U.S. GAAP)	6,050	7,820	19,280	45,220

Earnings per common share (dollars)	1.27	1.55	3.99	8.70

Earnings per common share
- assuming dilution (dollars)	1.27	1.54	3.98	8.66

Other Financial Data

Dividends on common stock
Total	1,992	2,018	8,023	8,058
Per common share (dollars)	0.42	0.40	1.66	1.55

Millions of common shares outstanding
At December 31			4,727	4,976
Average - assuming dilution [1]	4,760	5,062	4,848	5,221

ExxonMobil share of equity at December 31			110,569	112,965
ExxonMobil share of capital employed at December 31			124,398	125,702

Income taxes	4,067	5,375	15,119	36,530
Sales-based taxes	7,009	7,211	25,936	34,508
All other taxes	10,129	9,463	37,571	45,223
Total taxes	21,205	22,049	78,626	116,261

ExxonMobil share of income taxes of
equity companies	873	1,238	2,489	4,001

[1] See page 8 for a discussion of accounting guidance adopted effective January 1, 2009.

Attachment II

EXXON MOBIL CORPORATION
FOURTH QUARTER 2009
(millions of dollars)
	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
Earnings (U.S. GAAP)
Upstream
United States	1,011	699	2,893	6,243
Non-U.S.	4,769	4,935	14,214	29,159
Downstream
United States	(287)	(20)	(153)	1,649
Non-U.S.	98	2,434	1,934	6,502
Chemical
United States	292	81	769	724
Non-U.S.	424	74	1,540	2,233
Corporate and financing	(257)	(383)	(1,917)	(1,290)
Net income attributable to ExxonMobil	6,050	7,820	19,280	45,220
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	1,620
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	0	(140)	(460)
Corporate total	0	0	(140)	1,160
Earnings Excluding Special Items
Upstream
United States	1,011	699	2,893	6,243
Non-U.S.	4,769	4,935	14,214	27,539
Downstream
United States	(287)	(20)	(153)	1,649
Non-U.S.	98	2,434	1,934	6,502
Chemical
United States	292	81	769	724
Non-U.S.	424	74	1,540	2,233
Corporate and financing	(257)	(383)	(1,777)	(830)
Corporate total	6,050	7,820	19,420	44,060
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	8.6	10.5	28.5	59.7
Sales of subsidiaries, investments and property, plant and equipment	0.3	1.8	1.4	6.0
Cash flow from operations and asset sales	8.9	12.3	29.9	65.7

Attachment III

EXXON MOBIL CORPORATION
FOURTH QUARTER 2009

	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	385	376	384	367
Canada/South America	255	303	267	292
Europe	372	421	379	428
Africa	657	697	685	652
Asia Pacific/Middle East	537	508	490	506
Russia/Caspian	187	167	182	160
Worldwide	2,393	2,472	2,387	2,405

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,298	1,216	1,275	1,246
Canada/South America	641	616	643	640
Europe	4,401	4,652	3,689	3,949
Africa	14	31	19	32
Asia Pacific/Middle East	4,180	3,196	3,494	3,114
Russia/Caspian	183	138	153	114
Worldwide	10,717	9,849	9,273	9,095

Oil-equivalent production (koebd) [1]	4,179	4,113	3,932	3,921

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FOURTH QUARTER 2009

	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
Refinery throughput (kbd)
United States	1,748	1,647	1,767	1,702
Canada	412	441	413	446
Europe	1,571	1,593	1,548	1,601
Asia Pacific	1,348	1,320	1,328	1,352
Other	300	312	294	315
Worldwide	5,379	5,313	5,350	5,416

Petroleum product sales (kbd)
United States	2,516	2,593	2,523	2,540
Canada	421	456	413	444
Europe	1,652	1,687	1,625	1,712
Asia Pacific	1,335	1,369	1,329	1,359
Other	565	656	538	706
Worldwide	6,489	6,761	6,428	6,761

Gasolines, naphthas	2,621	2,691	2,573	2,654
Heating oils, kerosene, diesel	2,027	2,164	2,013	2,096
Aviation fuels	520	551	536	607
Heavy fuels	636	632	598	636
Specialty products	685	723	708	768
Worldwide	6,489	6,761	6,428	6,761

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,562	2,021	9,649	9,526
Non-U.S.	4,113	3,605	15,176	15,456
Worldwide	6,675	5,626	24,825	24,982

Attachment V

EXXON MOBIL CORPORATION
FOURTH QUARTER 2009
(millions of dollars)

	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
Capital and Exploration Expenditures
Upstream
United States	983	1,000	3,585	3,334
Non-U.S.	5,543	4,105	17,119	16,400
Total	6,526	5,105	20,704	19,734
Downstream
United States	355	438	1,511	1,636
Non-U.S.	547	516	1,685	1,893
Total	902	954	3,196	3,529
Chemical
United States	82	96	319	441
Non-U.S.	731	639	2,829	2,378
Total	813	735	3,148	2,819

Other	22	35	44	61

Worldwide	8,263	6,829	27,092	26,143

Exploration expenses charged to income
included above
Consolidated affiliates
United States	64	45	219	189
Non-U.S.	617	328	1,795	1,252
Equity companies - ExxonMobil share
United States	1	0	1	0
Non-U.S.	3	3	12	16
Worldwide	685	376	2,027	1,457

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1,2]

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.58
Fourth Quarter	10,710	1.72
Year	36,130	5.74

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.72
Third Quarter	10,490	1.77
Fourth Quarter	10,250	1.77
Year	39,500	6.64

2007
First Quarter	9,280	1.63
Second Quarter	10,260	1.83
Third Quarter	9,410	1.71
Fourth Quarter	11,660	2.14
Year	40,610	7.31

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.
[2] See page 8 for a discussion of accounting guidance adopted effective January 1, 2009.